Filed under Rule 433

File No. 333-277448

Final Term Sheet

Pinnacle West Capital Corporation

$500,000,000 4.650% Senior Notes due 2029

June 1, 2026

Issuer:	Pinnacle West Capital Corporation
Expected Ratings (Moody’s / S&P / Fitch):	Baa2 (stable) / BBB (stable) / BBB (stable) Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
Trade Date:	June 1, 2026
Settlement Date:	June 5, 2026 (T+4)
Security:	4.650% Senior Notes due 2029
Principal Amount:	$500,000,000
Interest Payment Dates:	June 1 and December 1, commencing December 1, 2026
Maturity Date:	June 1, 2029
Interest Rate:	4.650%
Benchmark Treasury:	3.875% due May 15, 2029
Benchmark Treasury Price / Yield:	99-12 / 4.101%
Spread to Benchmark Treasury:	+58 basis points
Yield to Maturity:	4.681%
Public Offering Price:	99.915%
Optional Redemption:	Make-whole call at any time prior to May 1, 2029 at Treasury rate plus 10 basis points and, thereafter, at par
CUSIP/ISIN:	723484 AP6 / US723484AP60

Joint Book-Running Managers:	MUFG Securities Americas Inc. TD Securities (USA) LLC Truist Securities, Inc. Wells Fargo Securities, LLC

Pinnacle West Capital Corporation has filed a registration statement (including a prospectus, as supplemented) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus (as supplemented) in that registration statement and other documents Pinnacle West Capital Corporation has filed with the SEC for more complete information about Pinnacle West Capital Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Pinnacle West Capital Corporation, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling MUFG Securities Americas Inc. toll-free at 877-649-6848, TD Securities (USA) LLC toll-free at 855-495-9846, Truist Securities, Inc. toll free at 800-685-4786 or Wells Fargo Securities, LLC toll-free at 800-645-3751.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via email or another communication system.

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